Exhibit 10.46

FIRST AMENDED AND RESTATED

FACILITIES AND MANAGEMENT SERVICES AGREEMENT

This FIRST AMENDED AND RESTATED FACILITIES AND MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of August 29, 2011 (the “Effective Date”), by and between 21st Century Oncology-CHW, LLC, a California limited liability company (“Manager”), and Redding Radiation Oncologists, P.C., a California professional medical corporation (“Medical Group”).

RECITALS:

A.                                    Manager is a California limited liability company whose members are California Radiation Therapy Management Services, Inc., a California corporation, and Catholic Healthcare West, a California nonprofit public benefit corporation (“CHW”).

B.                                    CHW’s mission is to provide high quality, cost efficient health care services to communities it serves in Northern California and elsewhere, including the Counties of Shasta, Siskiyou, Tehama and Trinity, and CHW is participating as a co-owner of Manager in order to make radiation therapy services available to residents of those Counties.

C.                                    Medical Group is a provider of radiation oncology, medical oncology and surgical oncology services.

D.                                    Manager and Medical Group are parties to that certain Facilities and Management Services Agreement dated as of October 13, 2008 (the “First FMSA”) pursuant to which Medical Group engaged Manager to provide certain office, facilities, equipment, supplies and administrative services for a radiation oncology practice located at its medical offices at 963 Butte Street, Redding, California 96001 and 902 Pine Street, Mt. Shasta, California 96067(the “Original Offices”).

E.                                     Subsequently, Manager and Cancer Care Plus, a Medical Group, Inc. d/b/a Solace Cancer Center, a California professional medical corporation (“Solace”) entered into that certain Asset Purchase Agreement dated as of August 25, 2011 (the “Solace Non-Medical APA”) pursuant to which Manager acquired substantially all of the non-medical assets owned by Solace.

F.                                      In connection with the Solace Non-Medical APA, Manager and Solace entered into that certain Facilities and Management Services Agreement dated as of August 25, 2011 (the “Second FMSA”) pursuant to which Medical Group engaged Manager to provide certain office, facilities, equipment, supplies and administrative services for Solace’s radiation oncology, medical oncology and surgical oncology practices located at its medical offices at 310 Hartnell Avenue, Redding, California 96002 (the “Solace Office” and together with the Original Offices, the “Offices”).

G.                                    Subsequently, Medical Group, Solace, and with respect to certain sections only, Michael L. Figueroa, M.D. (“Dr. Figueroa”), Sharon Pereira, M.D. (“Dr. Pereira”), and

Carolyn Collins, M.D. (“Dr. Collins”, and together with Dr. Figueroa, Dr. Pereira, and Dr. Carter, the “Solace Principals”) entered into that certain Asset Purchase Agreement dated as of August 25, 2011 (the “Solace Medical APA”) pursuant to which Medical Group acquired substantially all of the remaining assets used by the Solace Business (including the Second FMSA). The business, activities, ownership, operation and management of the Solace Office pertaining or related to providing patient services in the specialties of radiation oncology, medical oncology and surgical oncology are referred to herein as the “Solace Business.”

H.                                   In connection with the Solace Medical APA, Medical Group executed a Promissory Note in favor of Manager in the amount of $1,950,000 and attached hereto as Exhibit E. The Promissory Note is intended to be secured by all of the assets of Medical Group, and Medical Group and Manager wish to agree to certain covenants regarding the securitization of the Promissory Note.

I.                                        In connection with the Solace Medical APA, each of the Solace Principals and Vicky Philben, M.D. entered into employment agreements with Medical Group (the “Employment Agreements’) pursuant to which they agreed to become employees of Medical Group.

J.                                        Medical Group and Manager wish to consolidate the relevant terms of the First FMSA and the Second FMSA into a single agreement (i.e., this Agreement) by terminating the Second FMSA and incorporating its terms into the First MSA.

NOW, THEREFORE, for good and valuable consideration, the parties agree to amend and restate the First MSA to read as follows:

1.                                      Facilities, Equipment and Services to be Provided by Manager.

(a)                                 Offices. Manager hereby grants an exclusive license to Medical Group to utilize the Offices and Medical Group agrees to license such Offices from Manager. Manager shall make all arrangements for and pay all costs associated with the utilities necessary for the operation of the Offices, including, without limitation, electricity, water, gas, telephone, waste (office and medical, including radioactive medical waste) collection and removal and janitorial services. Manager shall provide the Offices to Medical Group from 8:00AM to 5:00PM, Monday through Friday, or at such other times as mutually agreed by Manager and Medical Group. All other times of operation will be as needed and as mutually agreed between Manager and Medical Group. In no event shall Manager permit any other parties to utilize the Offices during the term of this Agreement. Manager and its employees and representatives shall have the right to enter the Offices at all reasonable times for the purposes of inspection, making repairs and for any other reasonable purpose. Medical Group acknowledges that it has been involved in the selection and approval of the Offices and has determined that the Offices are currently adequate and suitable for Medical Group’s intended use in Medical Group’s practice and meets appropriate standards of medical practice.

(b)                                 Equipment.  Manager hereby grants Medical Group an exclusive right to utilize such furniture, fixtures and equipment at the Offices as are described on Exhibit A hereof (the “Equipment”) and Medical Group agrees to license the use of such Equipment from

Manager. The Equipment provided hereunder shall, at all times, be and remain the property of Manager. Medical Group shall not remove the Equipment from the Offices without the prior written consent of Manager. Medical Group acknowledges that it has been involved in the selection and approval of the Equipment and has determined that the Equipment is currently adequate and suitable for Medical Group’s intended use in Medical Group’s practice and meets appropriate standards of medical practice.

(c)                                  General Management.  Manager shall have authority and responsibility to manage, conduct and administer the day-to-day administrative and non-professional operations of the Offices and shall perform those functions pursuant to the terms of this Agreement and consistent with applicable laws, rules and regulations. Nothing in this Agreement shall be construed as permitting the Manager to engage in the practice of medicine, and Medical Group shall have sole and exclusive authority over the professional operations of the Offices. The duties of Manager shall include, but not be limited to:

(i)                                     Supplies.  Manager shall provide Medical Group with such office and medical supplies as are necessary for patient care and treatment and the operation of the Offices by Medical Group as reasonably determined by Medical Group in consultation with Manager.

(ii)                                  Scheduling.  Manager shall maintain patient appointment scheduling services on behalf of Medical Group, which services shall include obtaining all appropriate pre-certification, demographic, insurance and related materials with respect to patients.

(iii)                               Required Licenses and Regulatory Fees.  Manager shall procure and maintain all necessary licenses and permits for the installation, use and operation of the Equipment and the Offices (other than the professional medical licenses of the Medical Group and its Physicians), and shall pay all related licensing, inspection and regulatory fees.

(iv)                              Personnel.

(A)                                       Manager shall provide, on behalf of Medical Group, all non-professional support personnel including, but not limited to, technicians and radiation therapists (such technicians and therapists are hereinafter referred to as “Leased Personnel”), physicists, dosimetrists, receptionists, secretaries, clerks, management personnel and/or other personnel as necessary, as reasonably determined by the Manager upon consultation with Medical Group. Manager shall be responsible for recruiting, training, managing, supervising, compensating and terminating such personnel; provided, however, that Medical Group shall at all times have the ultimate authority and responsibility to supervise all such personnel to the extent they are engaged in the delivery of patient care services and shall participate in decisions of Manager with respect to the recruiting, training and terminating of all such personnel. Manager shall be responsible for all salaries, fringe benefits, taxes and insurance necessary with respect to all such personnel.

(B)                                       Leased Personnel shall remain employees of Manager, and not employees of Medical Group. At such times as the Leased Personnel are providing services on Medical Group’s behalf, Medical Group shall have authority and responsibility for (i) the supervision and control of the Leased Personnel (while providing services on Medical Group’s behalf); (ii) determining the means and methods by which each Leased Personnel provide services hereunder; and (iii) determining charges for the Leased Personnels’ services.

(v)                                 Contract Negotiations.  Manager shall advise the Medical Group with respect to and negotiate, on Medical Group’s behalf, all contractual arrangements with third parties as are reasonably necessary and appropriate, including, without limitation, negotiated price agreements with managed care plans and third party payors, employees, labor unions, alternative delivery systems, or other purchasers of group health care services; provided, however, that all such contractual arrangements shall be subject to final approval by Medical Group.

(vi)                              Financial Reports.  Manager shall prepare and submit to the Medical Group periodic financial reports reflecting the financial status and operations of the Offices.

(d)                                 Prohibited Activities.  Notwithstanding any other provision of this Agreement, Manager and Medical Group expressly agree and acknowledge that Manager is not being engaged by Medical Group to, nor at any time shall Manager:

(i)                                     engage in the practice of medicine (including but not limited to determining what diagnostic tests are appropriate for a particular condition, determining the need for referrals to or consultations with another physician/specialist (or the identity of the physician for such referral or consultation) determining patient treatment options, or determining what is included in a particular patient’s medical records);

(ii)                                  provide marketing services, directly or indirectly, to or on behalf of Medical Group;

(iii)                               select, hire and/or fire (as it relates to clinical competency or proficiency) physicians, allied health staff and medical assistants;

(iv)                              set the parameters under which Medical Group will enter into contractual relationships with third-party payers;

(v)                                 make decisions regarding coding and billing procedures for patient care services;

(vi)                              make decisions regarding the compensation of Medical Group’s physicians;

(vii)                           determine how many patients a Medical Group physician must see during any given period of time or how many hours a physician must work.

2.                                      Term.  The term of this Agreement shall commence as of the Effective Date and shall, unless terminated sooner as provided herein, continue for an initial term of ten (10) years after the Effective Date. Thereafter, this Agreement shall automatically renew for up to two successive 5-year renewal terms, unless either party gives the other party a written notice of non-renewal at least 90 days before the beginning of any renewal term.

3.                                      Responsibilities of Medical Group.

(a)                                 Provision of Professional Services.  Medical Group, as an independent contractor, shall be and remain fully responsible for all professional medical services provided at the Offices. In connection therewith, Medical Group shall provide all related physician support through its physician-employees and/or other physicians otherwise engaged by the Medical Group (including physician-owned professional corporations) (“Physicians”).

(b)                                 Licensed Providers.  Each Physician engaged by the Medical Group to provide services at the Offices shall be duly licensed, without restriction, to practice medicine in the State of California; shall be board certified or board eligible in the specialty of radiology; shall maintain professional liability insurance in minimum amounts of $1,000,000 per claim/occurrence and $3,000,000 annual aggregate; and shall have never been convicted of a criminal offense related to healthcare, or been listed by any federal or state healthcare program as excluded or otherwise ineligible to participate in such federal or state program.

(c)                                  Licenses and Permits.  The Medical Group and each Physician providing services on behalf of the Medical Group shall have all necessary licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local, required for the ownership and operation of the Medical Group and the operation of its medical practice at the Offices.

(d)                                 Only Specified Oncology Services.  The Medical Group shall only provide radiation oncology, medical oncology and surgical oncology services (and other integrally related ancillary services) at the Offices, and only physicians in the specialties of radiation oncology, medical oncology and surgical oncology shall be shareholders of or employed or engaged by the Medical Group unless otherwise agreed to in writing by Manager.

(e)                                  CHW Charitable Purposes.  For so long as CHW is a member of Manager, the Medical Group agrees to conduct and operate its medical practice and provide medical services at the Offices in a manner that provides access to patient care services on a non-discriminatory basis based on medical necessity, without regard to a person’s race, religion, national origin, gender, sexual orientation, physical or mental disability, payor source or ability to pay, and otherwise consistent with the charitable and religious purposes and policies set forth in Sections 3.2 through 3.7 of Manager’s Operating Agreement (a copy of which sections is attached hereto as Exhibit B). In addition, Medical Group agrees to cease using the names of “Catholic Healthcare West,” “CHW” and/or “Mercy” (the “CHW Tradenames”) in connection with its medical practice if at any time CHW revokes the license it has granted to use such names or ceases being a member of Manager. Notwithstanding the foregoing, Medical Group may continue to use the CHW Tradenames if necessary to avoid any interruption in billing until such time as the appropriate filings and notifications as required by applicable law and/or payors are satisfied so that Medical Group can successfully bill using an alternative name.

(f)                                   Payor Requirements.  The Medical Group shall cause all radiation oncology, medical oncology and surgical oncology services performed at the Offices to be performed in accordance with all requirements of applicable third party payors, including Medicare and Medi-Cal, as necessary to obtain all available payments therefore, including providing necessary Physician supervision of all services provided.

(g)                                  Quality of Care.  The Medical Group shall regularly review the Offices’ quality assurance policies and procedures to verify that the Offices are continually providing services that are medical necessary and of appropriate quality. The Medical Group shall promptly inform Manager of any deficiency in Office facilities, Equipment, supplies or provision of services by Manager’s personnel which, directly or indirectly, could adversely affect rendition of services of high quality on a consistent basis.

(h)                                 Physician Compensation.  Subject to Manager’s obligations under Section 5(c), the Medical Group shall be solely responsible for the satisfaction of any and all obligations with respect to any Physician it retains, employs or contracts to provide professional services at the Offices. Such obligations shall include, but not be limited to, payment of all federal and state withholding and payroll taxes applicable to Physicians, compliance with federal and state wage-hour obligations (including overtime), workers’ compensation obligations, unemployment insurance obligations and other applicable taxes and contributions to government mandated employment related insurance and similar programs. At the request of Manager, the Medical Group shall provide Manager with certificates or other evidence reasonably satisfactory to Manager that Medical Group has complied with such requirements.

(i)                                     Personal Expenses.  Except as otherwise provided in this Agreement, the Medical Group shall be solely responsible for all personal and professional expenses incurred by the Medical Group or its Physicians in rendering radiation oncology, medical oncology and surgical oncology services at the Offices or otherwise, including but not limited to licensing and registration fees, membership fees and dues in professional organizations and societies, medical books and journals, and expenses incurred in attending conventions, meetings and continuing education.

(j)                                    Medical Records.  During the term of this Agreement, all medical records with respect to Medical Group’s patients shall remain in the custody and control of Medical Group. Such records shall be stored at such location or locations as Medical Group shall direct. Upon any termination of this Agreement, Medical Group, at its own expense, shall remove such records from such location or locations. Notwithstanding the foregoing, at all times during the term of this Agreement and thereafter, Manager shall be provided with access to such records, as requested, for billing and all other reasonable purposes, subject to applicable law regarding confidentiality. Manager’s rights set forth in this Section 3) shall expressly survive any termination of this Agreement.

4.                                      Manager Compensation.

(a)                                 Manager shall be paid, and Manager shall accept as payment for all facilities, Equipment, supplies, personnel and services provided to Medical Group hereunder, an amount equal to sixty seven percent (67%) of Net Collected Dollars until the five (5) year anniversary of the Effective Date and seventy percent (70%) of Net Collected Dollars thereafter (the “Management Fee”). For purposes of this Agreement, “Net Collected Dollars” shall mean the gross collections attributable to oncological services provided by Medical Group at the Offices during the term of this Agreement, net of refunds, adjustments and overpayments.

(b)                                 Payment of the Management Fee shall be made in accordance with Section 6(c) below.

(c)                                  Following the expiration or other termination of this Agreement for any reason, Manager shall continue to be entitled to receive the Management Fee based on Net Collected Dollars attributable to oncological services provided by the Medical Group at the Offices prior to the expiration or other termination of this Agreement but for which collections are actually received following such expiration or other termination of this Agreement.

(d)                                 The parties hereto have reviewed and evaluated the compensation to be paid by Medical Group to Manager for the facilities, Equipment, supplies, personnel and services hereunder and have determined it to be commercially reasonable, to be commensurate with fair market value and to not in any way be based upon the volume or value of patient referrals or any other business generated between the parties hereto or any of their affiliates.

5.                                      Billing and Collections.

(a)                                 Medical Group shall engage Financial Services of Southwest Florida, a Florida limited liability company (“FSS”) to provide billing and collection services on behalf of Medical Group pursuant to that certain Billing Services Agreement attached hereto as Exhibit C (the “Billing Services Agreement”).

(b)                                 All Net Collected Dollars of Medical Group shall be deposited in a lockbox bank account in the name of Medical Group (the “Account”) with a bank (“Bank”) mutually agreed upon by the parties until termination or expiration of this Agreement at which time Medical Group will assign all rights to and interest in the Account to Manager. Until such assignment, Manager shall remain a required signatory on the Account and shall be authorized to make payments from such account on behalf of the Medical Group, including without limitation, the Management Fee. Medical Group shall cause FSS to instruct all third party payors to deposit their payments directly into the Account. Medical Group shall provide the Bank standing instructions that at the end of each day all of the funds in the Account shall be swept into another account maintained by Manager at the Bank or by wire transfer to appropriate account(s) of Manager. Such letter of instruction shall not be altered, modified, changed or supplemented by the Medical Group absent Manager’s prior written agreement. Any such alteration, modification or change may be deemed by Manager as an event of default by the Medical Group under the terms of this Agreement. To the extent that any Net Collected Dollars are not sent directly to the Account as required by this Agreement, or are received by Medical Group, such collection shall be immediately remitted, in the form received, to the Account immediately upon receipt by Medical Group. This Section 5(b) shall expressly survive any termination or expiration of this Agreement.

(c)                                  The parties acknowledge that all collections of Medical Group shall be used to pay, subject to the terms hereof, any amounts due Manager hereunder or due FSS pursuant to the Billing Services Agreement, until such amounts are paid in full. On or before the fifteenth (15th) day after each month, Manager shall remit the remaining balance in the Account to Medical Group.

(d)                                 So long as any Management Fee or Billing Services Fee or any other liabilities or obligations of the Medical Group under this Agreement remain unpaid, Manager shall, to the extent authorized by law, have a continuing first priority security interest in all of the accounts receivable of the Medical Group, whether now existing or hereinafter arising, and all replacements of, and substitutions to, proceeds and products of any of the foregoing The Medical Group shall promptly execute and deliver any and all further instruments and documents, and take all further action that Manager may request, in order to perfect any security interest granted or purported to be granted by the Medical Group hereunder in accordance. Without limiting the generality of the foregoing, the Medical Group shall execute and file such financing or continuation statements, or amendments thereto, and such other similar instruments or notices as may reasonably be deemed necessary or desirable by Manager, or as Manager may otherwise reasonably request, in order to perfect and preserve the security interests granted to Manager hereunder. The Medical Group shall promptly provide Manager with evidence of such filings upon receipt. In addition, Manager shall have the right, in its sole and absolute discretion, to assign, pledge or subordinate the security interests granted to Manager hereunder. The parties acknowledge and agree that this Section 5(d) does not constitute an assignment by the Medical Group of its Medicare/Medicaid/Medi-Cal receivables in violation of the Social Security Act and the Medical Group is not required to have its Medicare/Medicaid/Medi-Cal funds be paid directly to Manager.

6.                                      Representations of the Medical Group.  The Medical Group hereby makes the following representations and warranties to Manager, each of which shall be true as of the date hereof and shall continue to be true during the tern of this Agreement:

(a)                                 Duly Authorized.  This Agreement has been duly authorized, executed and delivered by the Medical Group and is binding upon the Medical Group.

(b)                                 Duly Organized.  The Medical Group is duly organized under the laws of the State of California and authorized and qualified to do all things required of it under this Agreement.

(c)                                  Capacity to Contract.  The Medical Group has the capacity and authority to fulfill the obligations required of it hereunder and nothing prohibits or restricts the right or ability of the Medical Group to carry out the terns hereof.

(d)                                 Violations of Law.  Neither the Medical Group nor any agreement, document or instrument executed or to be executed by it in connection with this Agreement, or anything provided in or contemplated by this Agreement, does or will violate any applicable law, rule or regulation or breach, invalidate, cancel, make inoperative or interfere with, or result in acceleration of maturity of, any contract or agreement to which the Medical Group is bound which would affect Manager’s rights hereunder.

7.                                      Manager’s Representations.  Manager hereby makes the following representations and warranties to the Medical Group, each of which shall be true as of the date hereof and shall continue to be true during the term of this Agreement:

(a)                                 Duly Authorized.  This Agreement has been duly authorized, executed and delivered by Manager and is binding upon it.

(b)                                 Duly Organized.  Manager is duly organized under the laws of the State of California and authorized and qualified to do all things required of it under this Agreement.

(c)                                  Capacity to Contract.  Manager has the capacity and authority to fulfill the obligations required of it hereunder and, to the best of Manager’s knowledge and belief, nothing prohibits or restricts the right or ability of Manager to carry out the terms hereof.

(d)                                 Violations of Law.  Neither Manager nor any agreement, document or instrument executed or to be executed in connection with this Agreement, or anything provided in or contemplated by this Agreement, does or will, to the best of Manager’s knowledge and belief, violate any applicable law, rule or regulation or breach, invalidate, cancel, make inoperative or interfere with, or result in acceleration of maturity of, any contract or agreement to which Manager is bound which would affect the rights of the Medical Group hereunder.

8.                                      Independent Contractors.

(a)                                 This Agreement is by and between Manager and Medical Group and is not intended, and shall not be construed, to create an employment relationship, partnership or other such association as between the parties. Each party is an independent contractor of the other.

(b)                                 Neither Manager nor its employees or agents shall look to Medical Group for vacation pay, sick leave, retirement benefits, Social Security, worker’s compensation, disability or unemployment insurance benefits, or other employee benefits; nor shall Medical Group or its employees or agents look to Manager for the same.

(c)                                  In performing the services required hereunder, Medical Group and its physician-employees and contractors shall exercise independent professional judgment. Manager shall not exercise any control over matters of Medical Group involving the exercise of professional medical judgment, it being the sole intention of the parties that the services provided under this Agreement by Manager are to be provided to Medical Group so as to enable Medical Group to devote the full time and energies of Medical Group’s physicians to the conduct of Medical Group’s medical practice at the Offices.

(d)                                 In the event the Internal Revenue Service (the “IRS”) or any other governmental agency shall, at any time, question or challenge the independent contractor status of either party, the party who received notice of same shall promptly notify the other party and afford the other party the opportunity to participate in any discussion or negotiation with the IRS or other governmental agency, irrespective of by whom such discussions or negotiations are initiated. The other party shall participate in any such discussions or negotiations to the extent permitted by the IRS or other governmental agency.

9.                                      No Assignment. Encumbrance or Unapproved Use. Medical Group shall not:

(a)                                 assign, mortgage or encumber this Agreement, or sublease or sublicense the Offices or any part of the Offices, or permit their use by others for any purpose unless Manager gives its prior written consent, which consent may be withheld in Manager’s sole discretion;

(b)                                 pledge, loan, create a security interest in, or abandon possession of, the Equipment or the Offices;

(c)                                  attempt to dispose of the Equipment or the Offices or any part thereof; or

(d)                                 cause or permit any liens, attachments, encumbrances, charges or legal process arising by, through or under Medical Group, to be incurred or levied on the Equipment or the Offices or any part thereof; or

(e)                                  take any action that would adversely affect Manager’s title or interest in the Offices or the Equipment.

Any action taken by Medical Group in contravention of the provisions of this Section shall be void ab initio.

10.                               Default by Medical Group.

(a)                                 The occurrence of anyone of the following shall constitute a default by Medical Group hereunder:

(i)                                     if Medical Group fails to pay the Management Fee when due;

(ii)                                  If Medical Group attempts to or actually does remove, sell, transfer, encumber, sublease, sublicense or part with possession of the Equipment, or vacates or abandons the Offices;

(iii)                               if Medical Group materially breaches any of its representations, warranties or covenants under this Agreement and such breach remains uncured for a period of thirty (30) days after delivery of written notice thereof to Medical Group from Manager, or, if such breach cannot be cured within thirty (30) days, Medical Group has failed to commence to cure such breach within such thirty (30) day period and diligently proceeded to effect such cure;

(iv)                              if Medical Group or any of its Physicians (A) ceases to practice medicine, in any of their specialty areas (radiation oncology, medical oncology and surgical oncology); (B) makes an assignment for the benefit of creditors; (C) admits in writing its inability to pay its debts as they become due; (D) files a petition seeking reorganization, an arrangement, readjustment, pr similar arrangement under any present or future statute, law or regulation; (E) files an answer admitting the material allegations of a petition filed against it in any such proceeding; or (F) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties;

(v)                                 if within sixty (60) days after the commencement of any proceedings against Medical Group seeking reorganization or similar relief under any present or future statute, law or regulation, such proceedings shall have not been dismissed, or if within sixty (60) days after the appointment (without Medical Group’s consent or acquiescence) of any trustee, receiver or liquidator of all or any substantial part of its assets or properties, such appointment shall not have been vacated; or

(vi)                              if Medical Group is determined, by an appropriate governing body or court, to have violated any applicable law, rule, regulation or ethical standard related to the conduct of the practice of medicine which results in Medical Group being unable to provide professional medical services.

(b)                                 Upon a default by Medical Group which has not been cured within the applicable cure period, Manager shall have the right to immediately terminate this Agreement.

11.                               Default by Manager.

(a)                                 The occurrence of anyone of the following shall constitute a default by Manager hereunder.

(i)                                     If Manager materially breaches any of its representations, warranties or covenants under this Agreement and such breach continues uncured for a period of thirty (30) days after written notice thereof to Manager from Medical Group or, if such failure cannot be cured within such thirty (30) day period, Manager has failed to commence to cure such failure within such thirty (30) day period and diligently proceed to effect such cure;

(ii)                                  If Manager: (A) makes an assignment for the benefit of creditors; (B) admits in writing its inability to pay its debt as they become due; (C) files a petition seeking reorganization and arrangement, readjustment or similar arrangement under the present or future statute, law or regulation, if any present or future; (D) files an answer admitting the material allegations of a petition filed against it and any such proceeding; or (E) consents to or acquiesces in the appointment of a: trustee, receiver, or liquidator of all or any part of its assets or properties; or

(iii)                               If, within sixty (60) days after the commencement of any proceedings against Manager seeking reorganization or similar relief under any present or future statute, law or regulation, such proceedings shall have not been dismissed, or if within sixty (60) days after the appointment (without Manager’s consent or acquiescence) of any trustee, receiver or liquidator of all or any substantial part of its assets or properties, such appointment shall not have been vacated.

(b)                                 Upon a default by Manager, which has not been cured within the applicable cure period, Medical Group shall have the right to immediately terminate this Agreement.

12.                               Termination.

(a)                                 Termination. This Agreement shall terminate upon the following events:

(i)                                     the mutual written agreement of the parties; or

(ii)                                  as provided in Sections 2, 10, and/or 11.

(b)                                 Surrender of Offices. Upon the termination or expiration of this Agreement, Medical Group, at its own expense, shall immediately (i) relinquish control of and vacate the Offices, (ii) return to Manager all Equipment and supplies, (iii) remove all of its personal property, together with all liens, encumbrances and rights of others created by or suffered to exist by the actions or inactions of Medical Group, and (iv) pay all amounts due and owing by Medical Group to Manager in accordance with the terms of this Agreement.

13.                               Restrictive Covenants.

(a)                                 At all times while this Agreement remains in effect Medical Group agrees that it shall not, directly or indirectly:

(i)                                     engage in the ownership, operation or management of any radiation oncology, medical oncology or surgical oncology practice or facilities or otherwise engage in the provision of oncology services (whether as a separate business or in conjunction with any other business (a “Competing Business”) within a 50 mile radius of the Offices (the “Service Area”); or

(ii)                                  have any interest, whether as owner, stockholder, partner, member, director, officer, employee or consultant in any Competing Business in the Service Area.

(b)                                 At all times while this Agreement remains in effect the Medical Group agrees that it shall not, directly or indirectly, (i) solicit, encourage or advise patients serviced during the term of this Agreement to obtain or seek professional services from any professional who is not an employee, independent contractor or shareholder of Medical Group, or (ii) solicit, encourage or advise any employees of Manager to terminate employment with Manager for any reason whatsoever. Notwithstanding the foregoing, nothing in this Agreement is intended to prevent Medical Group from referring a patient in need of specialty services not otherwise provided by Medical Group, or for other reasons in the best interests of the patient, to another duly licensed professional or facility.

(c)                                  Medical Group acknowledges that the restrictive covenants contained in this Section 14 have unique value to Manager, the breach of which cannot be adequately compensated in an action of law. Medical Group further agrees that, in the event of the breach of the restrictive covenants contained herein, Manager shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining either or both of them from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Manager shall be entitled to a temporary restraining order and a preliminary injunction. The prevailing party shall be entitled to reimbursement from the other party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding. No such remedy shall be construed to be the exclusive remedy of Manager and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.

(d)                                 If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this Section 13, or portion of any such covenants, too extensive or unenforceable, the other provisions of this Section 13 shall nevertheless stand and remain enforceable according to their terms. In such circumstance, the parties hereto expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.

14.                               Confidentiality.  The terms and conditions of this Agreement are and shall be treated as confidential, and shall not hereafter be disclosed by any party hereto or any of their respective attorneys to any person or entity, except to financial and legal advisors and others who need to know them to effectuate the purposes of this Agreement, or as may be required by law. Any individual to whom the terms and conditions of this Agreement have been disclosed will be advised of and shall abide by the confidentiality instructions of this Section 14.

15.                               Regulatory Matters.

(a)                                 In the performance of their respective obligations hereunder, Medical Group and Manager shall comply with all applicable regulations and laws (including, without limitation, applicable zoning regulations and rules and regulations governing the practice of medicine) and do everything in their power to see to it that the Offices and the business conducted therein are in compliance with the rules and regulations of all regulatory bodies, agencies or authorities having jurisdiction over the Offices and such business.

(b)                                 The parties hereto acknowledge and agree that the amounts due to Manager from Medical Group pursuant to this Agreement have been determined by the parties through good faith and arm’s length bargaining to be commercially reasonable, to reflect fair market value and to not in any way be based upon the volume or value of patient referrals or any other business generated between the parties. Manager and Medical Group enter into this Agreement with the intent of conducting their relationship and implementing the agreements contained in this Agreement in full compliance with applicable federal, state and local law, including without limitation, the Medicare/Medicaid Anti-Kickback statute (the “Anti-Kickback Law”) and Section 1877 of the Social Security Act (the “Stark Law”), as amended. Notwithstanding any unanticipated effect of any of the provisions of this Agreement, neither party will intentionally conduct itself under the terms of this Agreement in a manner that would constitute a violation of the Anti-Kickback Law or the Stark Law or any similar California law, rule or regulation. Without limiting the generality of the foregoing, Manager and Medical Group expressly agree that nothing contained in this Agreement shall require either party to refer any patients to the other, or to any affiliate or subsidiary of the other.

(c)                                  Medical Group agrees to implement appropriate administrative, technical and physical safeguards to limit incidental disclosures of “protected health information” (as defined by the Standards for Privacy of Individually Identifiable. Health Information, 45 C.F.R.

Part 160 and Subparts A and E of Part 164, as promulgated by the Department of Health and Human Services pursuant to the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996), and Manager agrees to meet all requirements and obligations contained in the Business Associate Exhibit attached hereto as Exhibit D and incorporated herein by reference.

(d)                                 In the event that any law, rule, or regulation applicable to this Agreement or any rule or policy of any third-party payor, or any policy, or any interpretation thereof at any time during the term of this Agreement is modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the terms of this Agreement, or by virtue of the existence of this Agreement has or will have a material adverse affect on either party or their respective affiliates or on the ability of either party to this Agreement to engage in any commercial activity on terms at least as favorable to that party as those reasonably attributable as of the date hereof (each of the foregoing being referred to herein as a “Change”), then the parties to this Agreement shall negotiate in good faith to amend this Agreement to the minimum degree necessary in a manner consistent with such change and the intent of the parties. If the parties are unable to reach agreement as to any such amendment reasonably necessary to remove the jeopardy contemplated herein, within sixty (60) days, this Agreement shall thereafter automatically terminate.

(e)                                  Federal Reporting.  Upon written request, the parties shall make available for a period of four (4) years after the furnishing of services under this Agreement to the Secretary of the U.S. Department of Health and Human Services, or any of its duly authorized representatives, this Agreement and any of the parties’ books, documents, and records that are necessary to certify the nature and extent of costs incurred pursuant to this Agreement and which are required to be made available under the Omnibus Reconciliation Act of 1980, Public Law 96- 499, Section 952, or any regulation promulgated thereunder. Further, if Manager carries out any of its duties under this Agreement through a subcontract or assignment with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, such contract shall contain a clause to the effect that the contracting organization shall furnish its books, documents, and records upon request as described to verify the nature and extent of costs.

16.                               Securitization of the Promissory Note.  Medical Group covenants to enter into a Security Agreement with Manager, substantially in the form attached as Exhibit F, effective upon the Effective Date of this Agreement, to secure the Promissory Note attached as Exhibit E, providing for the pledge and grant of a perfected, first-priority security interest in all of Medical Group’s assets in favor of Manager. In addition, Medical Group covenants to enter into any lockbox agreement or similar agreement with Manager and/or Manager’s bank, without undue delay, as is necessary to provide Manager with security for the Promissory Note as determined or requested by Manager.

17.                               Termination of Second FMSA. The Second FMSA shall terminate automatically upon the effectiveness of this Agreement.

18.                               Miscellaneous.

(a)                                 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

If to Manager:	21st Century Oncology-CHW, LLC 2234 Colonial Boulevard Fort Myers, Florida 33907 Attention: Vice President/Chief Financial Officer

With a copy to:	Radiation Therapy Services, Inc. 111 Great Neck Road Great Neck, New York 11 021 Attention: Norton Travis, Esq., Executive Vice President and General Counsel

and

Garfunkel, Wild & Travis, P.C. 111 Great Neck Road Great Neck, New York 11021 Attention: Greg E. Bloom, Esq.

If to Medical Group:	Redding Radiation Oncologists, P.C. 2234 Colonial Boulevard Fort Myers, Florida 33907

or to such other address and to the attention of such other person(s) or officer(s) as either party may designate by written notice.

(b)                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

(c)                                  Further Instruments.  At any time and from time to time, each party shall, without further consideration and at its own expense, take such further actions and execute and deliver such further instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

(d)                                 Entire Agreement.  This Agreement (including the exhibits hereto) contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements between them, written or oral.

(e)                                  Severability.  In the event that any term or provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, rule or regulation, such term or provision shall be deemed severed from this Agreement and the remaining terms and provisions shall remain unaffected thereby provided the invalid term does not materially alter the basic purpose or intent of this Agreement.

(f)                                     Assignment.  No party shall assign any of its rights or obligations under this Agreement without the express, prior written consent of the other parties.

(g)                                  Waiver of Breach.  No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provision of this Agreement or of any succeeding breach.

(h)                                 Amendments.  This Agreement shall not be changed or modified except by an instrument in writing executed by both parties hereto. Without limiting any other provision herein, in the event that rules, policies, directives and/or orders of the United States Department of Health and Human Services or any other applicable federal, state, or local agency or third-party payor necessitate modifications or amendments to this Agreement, the parties hereto agree to so modify or amend this Agreement to conform with such rules, policies, directive and/or orders, provided they do not materially affect the duties and obligations of the parties hereunder.

(i)                                     Dispute Resolution.  In the event that a dispute shall. occur between the parties under this Agreement, either party may give a written notice thereof to the other party (a “Dispute Notice”). Upon the giving of a Dispute Notice, the parties shall use reasonable efforts to resolve the dispute. “Reasonable efforts” shall include discussions over not less than a 30-day period, including at least two in-person meetings between representatives of each party who have authority to commit the party to an agreed resolution of the dispute. If after reasonable efforts the dispute has not been resolved, either party may elect to arbitrate the dispute by giving written notice to the other party (an “Arbitration Notice”). Within 20 days after the date an Arbitration Notice is given, the parties shall jointly select an independent third party to arbitrate the dispute, or, if the parties are unable to agree on an arbitrator within such 20 day period, each party, shall, within 10 days after the end of such 20-day period, submit such dispute to binding arbitration in accordance with the alternative dispute resolution process established by the American Health Lawyers Association (“AHLA”). The arbitrator or arbitrators so chosen shall resolve the dispute in a manner that is consistent with the charitable purposes and policies set forth in Sections 3.2 through 3.7 of the Manager’s Operating Agreement. The arbitrator(s) shall have the authority to order specific performance by either party under this Agreement, but in no event shall any arbitrator have the power to require any action that would be inconsistent with the provisions of Sections 3.2 through 3.7 of the Manager’s Operating Agreement. Such arbitration decision will be final and binding on the parties, and may be enforced through any court having jurisdiction. Unless otherwise required by the arbitration rules or process, all arbitration sessions shall be conducted in the State of California. Each party will bear its own costs and expenses associated with the arbitration proceedings, including costs of witnesses, travel, attorneys, and other representatives. The general costs and expenses of the proceedings, such as the fees of the arbitrators and the charges of the AHLA, will be divided equally among the parties to the dispute.

(j)                                    Counterparts.  This Agreement may be executed in counterparts including .facsimile signature, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MANAGER:

21st Century Oncology-CHW, LLC

By:	/s/ Daniel Dosoretz
Name:	Daniel Dosoretz, M.D.
Title:	President

MEDICAL GROUP:

Redding Radiation Oncologists, P.C.

By:	/s/ J. Dennis Humble
Name:	J. Dennis Humble
Title:	Director of Finance

FIRST AMENDED AND RESTATED FACILITIES AND MANAGEMENT SERVICES AGREEMENT SIGNATURE PAGE